EXHIBIT 10.4

Dear Shareholder:

        PPT Vision, Inc. has commenced an Offering under which the Company is offering its existing Shareholders the opportunity to purchase Units. I have enclosed a Prospectus that explains the terms and conditions of the Offering, and a Rights Certificate that may be used to participate in the Rights Offering.

        To participate in the Rights Offering, please send your completed Rights Certificate and proper payment to Wells Fargo at the address provided on the Rights Certificate. Certificates and payment must be received by Wells Fargo by 5:00 P.M. (CST) on May 3, 2002 to be accepted.

        Units are offered at a price of $            per Unit. Each Unit contains one share of Common Stock and a Redeemable Warrant to purchase an additional one-half share. The Warrants are transferable, exercisable at $            per share, and expire on                                  .

There are two ways to participate in this Offering:

1.
Standard:

A.
One Share/One Unit: Each Shareholder has the right to purchase up to one Unit for every share owned on March 22, 2002 (as indicated on the Rights Certificate).

B.
Oversubscription Privilege: Shareholders who purchase all the Units possible under 1A may select an Oversubscription Privilege. The Oversubscription Privilege allows a Shareholder to purchase additional Units up to the number of shares owned, subject to availability.

    The maximum number of Units that may be purchased under the Standard Option "B" is two times the number of shares owned. For instance, a Shareholder who owns 2,000 shares may purchase 2,000 Units by the "One Share/One Unit" option, and may, subject to availability, purchase an additional 2,000 Units by the "Oversubscription Privilege" for a total of 4,000 Units.

2.
Alternative: Because a number of the Company's Shareholders own a limited number of shares, a Shareholder may, as an alternative to the Standard Option, purchase up to 1,000 Units (the "1,000 Unit Right") regardless of the number of shares owned.

        If you are interested in purchasing additional Units, the Company may offer any Units that remain at the close of the Rights Offering to Shareholders who have either provided the Contact Information as requested on the Rights Certificate or contacted the Company via e-mail at ir@pptvision.com.

        Please contact Wells Fargo, PPT Vision's transfer agent, by phone with any questions. You may also contact Joseph C. Christenson, President of PPT Vision, by fax or mail with questions.

	Wells Fargo Shareowner Services 1-800-468-9716	PPT Vision, Inc. 12988 Valley View Road Eden Prairie, MN 55344 Fax: 952-996-9501

Very truly yours,

Joseph C. Christenson President
April 2, 2002

This Rights Offering expires on May 3, 2002 at 5:00 P.M. (CST).
Only Rights Certificates received by Wells Fargo by 5:00 P.M. (CST), May 3, 2002 will be accepted.